Exhibit 11



                                ACTEL CORPORATION



                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

               (unaudited, in thousands except per share amounts)





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                                                                                            Three Months Ended

                                                                                                 March 31,

                                                                                         -------------------------

                                                                                             1996          1995

                                                                                         -----------   -----------

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Primary:



Average common shares outstanding.....................................................        17,667        17,200

Convertible preferred stock...........................................................         2,632            --

Net effect of dilutive stock options and warrants - based on the treasury stock method

   using average market price.........................................................           769            --

                                                                                         -----------   -----------

Shares used in computing net income (loss) per share..................................        21,068        17,200

                                                                                         ===========   ===========

Net income (loss).....................................................................   $     3,277   $    (9,628)

                                                                                         ===========   ===========

Net income (loss) per share...........................................................   $      0.16   $     (0.56)

                                                                                         ===========   ===========

Fully diluted:



Average common shares outstanding.....................................................        17,667        17,200

Convertible preferred stock...........................................................         2,632            --

Net effect of dilutive stock options and warrants - based on the treasury stock method           931            --

                                                                                         -----------   -----------

Shares used in computing net income (loss) per share..................................        21,230        17,200

                                                                                         ===========   ===========



Net income (loss).....................................................................   $     3,277   $    (9,628)

                                                                                         ===========   ===========



Net income (loss) per share...........................................................   $      0.15   $     (0.56)

                                                                                         ===========   ===========

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